Exhibit 23.4

Consent of Black Mountain Technology

In connection with U.S. Geothermal Inc’s registration statement of Form 10K, S-3, S-8 and related filings under the United States Securities Act of 1933, I, Susan Petty, on behalf of Black Mountain Technology (“Black Mountain”), herby consent to the use of Black Mountain’s name and to the use of the “Empire Geothermal Project Evaluation” dated August, 2006, as updated March 2008, references to the Project Evaluation, or portions thereof, or information derived from the Project Evaluation, in the Registration Statement.

Dated at Seattle, Washington, this 20 day of August, 2009.

/s/ Susan Petty
Name: Susan Petty
Title: Principal & Owner